Exhibit (a)(14)

Cutrale-Safra Tender Offer

Answers to Frequently Asked Questions

All Chiquita shareholders will receive over the coming days a package of information that will provide detailed information about the Cutrale-Safra tender, what they will need to do to tender their shares and specific instructions about how to tender their shares. If you are a Chiquita shareholder, you should review that information carefully, and follow the specific instructions contained in those materials. The materials will also contain contact information in case you have specific questions about your stock. We have provided below, however, high-level answers to some of the most frequently asked questions.

What is a tender offer?

A tender offer occurs when a purchaser, in our case an affiliate of the Cutrale-Safra group, notifies shareholders that they are willing to purchase the shares of a company and the terms and conditions under which they are willing to purchase those shares. In Chiquita’s case, the Cutrale-Safra group are offering to purchase Chiquita’s shares for $14.50 per share.

Has a tender offer been started for Chiquita’s shares?

Yes. The Cutrale-Safra tender offer started on Tuesday, November 4, 2014. The tender offer will remain open until midnight on December 3, 2014, but will be extended automatically, if necessary, until certain conditions have been met. If the offer is extended, Cutrale-Safra will publicly announce any such extension(s).

When will I be notified about the terms of the tender offer?

Shareholders will receive a package of detailed information and instructions by mail or electronically within the next several days. If you hold shares through a stock broker, you will receive information directly from your broker who will ask you for instructions about whether to tender your shares. If you hold physical Chiquita stock certificates or hold shares in book entry form, you will receive a separate package from Cutrale-Safra. If you hold shares in the 401(k) plan, you will receive a package from the trustee of the plan asking for your instructions regarding the shares in your account. The information from the trustee will also state a deadline by which your instructions must be received. If you hold shares through the Chiquita Stock Purchase Plan, you will receive a package from the broker holding such shares also asking for your instructions.

If you hold shares in multiple ways (for example, if you hold shares through a stock broker and in a 401(k)) you will receive more than one package. If you wish to participate in the tender offer with respect to all of your shares, you should follow the instructions provided in each set of materials you receive.

What does it mean to “tender” my shares?

“Tendering” your shares means that you are making your shares available for purchase under the terms contained in the tender offer.

Will I be paid for my shares once I “tender” them?

No. Shareholders will be paid for their shares only after the shares have been formally “accepted” for payment by the purchaser. The terms of the Cutrale-Safra tender offer contain a number of standard conditions that must be met before the Cutrale-Safra affiliate is required to “accept” the shares for purchase and payment. The most important of these conditions are that shares representing more than 50% of Chiquita’s stock have been validly tendered and not withdrawn and that Hart-Scott and certain other required regulatory approvals have been received, among other standard conditions.

When will I be paid for my shares?

As noted, shareholders will be paid for the shares they have tendered shortly after they have been “accepted” for payment. We anticipate that the shares will be “accepted” promptly after required regulatory approvals have been received (and the other conditions have been met). This event is called the “Acceptance Time”. While we have no control over the timing of regulatory approvals, we believe that these approvals will be obtained yet this calendar year or early next year.

Will the Cutrale-Safra group own Chiquita once they have accepted the tendered shares and paid for them?

No. At acceptance the Cutrale-Safra group will own more than 50% of the company, but additional corporate actions will be required so that Cutrale-Safra can purchase any shares that were not tendered initially and complete its acquisition of Chiquita. When that occurs the transaction will “close”.

When will the transaction officially “close”?

We anticipate that the transaction will close within a few weeks after required regulatory approvals have occurred and the tendered shares are “accepted” for payment. While there are scenarios under which it could be longer, we presently anticipate that the closing will occur by year-end or early next year.

What happens to time-vested and performance-vesting Restricted Stock Units I have been granted?

All time-vested and performance vesting RSUs will vest (at target for performance based RSUs) at the Acceptance Time, with the corresponding shares issued at that time. However, you will not receive payment for those shares until the transaction closes. As noted, we presently expect the gap between the Acceptance Time and closing to be only a few weeks.

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The information provided in this FAQ is general in nature, and you should review carefully the information and instructions contained in the tender offer packages being sent to each shareholder.

NO OFFER OR SOLICITATION

This communication is not intended to and does not constitute an offer to buy or the solicitation of an offer to sell any securities. The solicitation and the offer to buy shares of Chiquita Brands International, Inc. common stock is being made pursuant to the tender offer statement on Schedule TO, including the offer to purchase and other related materials, referenced below.

IMPORTANT ADDITIONAL INFORMATION HAS BEEN FILED AND WILL BE FILED WITH THE SEC

In connection with the offer recently commenced, an affiliate of Cutrale-Safra has filed a Tender Offer Statement on Schedule TO, containing an offer to purchase, a form of letter of transmittal and other related tender offer documents, with the U.S. Securities and Exchange Commission (the "SEC"), and Chiquita has filed a Solicitation/ Recommendation Statement on Schedule 14D-9 with respect to the tender offer. The Tender Offer Statement filed by an affiliate of Cutrale-Safra and the Solicitation/ Recommendation Statement filed by Chiquita is in the process of being mailed to shareholders of Chiquita. INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE TENDER OFFER STATEMENT (INCLUDING THE OFFER TO PURCHASE, THE FORM OF LETTER OF TRANSMITTAL AND OTHER TENDER OFFER RELATED DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9, AND ANY AMENDMENTS THERETO, AS WELL AS OTHER DOCUMENTS FILED WITH THE SEC, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and shareholders are able to obtain free copies of the Tender Offer Statement, the Solicitation/Recommendation Statement and other documents filed with the SEC by Chiquita through the website maintained by the SEC at www.sec.gov. In addition, investors and shareholders are able to obtain free copies of the Tender Offer Statement, the Solicitation/Recommendation Statement and other documents filed with the SEC by Chiquita by contacting Chiquita Investor Relations at: Chiquita Brands International, Inc., c/o Corporate Secretary, 550 South Caldwell Street, Charlotte, North Carolina 28202 or from the Information Agent named in the tender offer materials.